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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)*

                             LYNX THERAPEUTICS, INC.
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                                 (NAME OF ISSUER)


                         COMMON STOCK, $0.001 PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                             COMMON STOCK: 551812100
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                                 (CUSIP NUMBER)










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     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING
PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

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CUSIP No. 551812100                      13G                      Page 2 of 5
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 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chiron Corporation, I.R.S. Identification No. 94-2754624
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 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  / /
                                                                     (b)  / /
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 3.  SEC USE ONLY

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 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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                    5.  SOLE VOTING POWER

                        119,300 shares of Common Stock
                    -----------------------------------------------------------

    NUMBER OF       6.  SHARED VOTING POWER
     SHARES
  BENEFICIALLY          -0-
  OWNED BY EACH     -----------------------------------------------------------
    REPORTING       7.  SOLE DISPOSITIVE POWER
  PERSON WITH
                        119,300 shares of Common Stock
                    -----------------------------------------------------------
                    8.  SHARED DISPOSITIVE POWER

                        -0-
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 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     119,300 shares of Common Stock
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 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

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 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Common Stock:  2%
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 12. TYPE OF REPORTING PERSON*

     CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 551812100                      13G                      Page 3 of 5
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ITEM 1(a).  NAME OF ISSUER:

     Lynx Therapeutics, Inc.
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3832 Bay Center Place, Hayward, CA 94545
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ITEM 2(a).  NAME OF PERSON FILING:

     Chiron Corporation
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     4560 Horton Street, Emeryville, CA  94608
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ITEM 2(c).  CITIZENSHIP:

     Delaware
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.001 Par Value
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ITEM 2(e).  CUSIP NUMBER:

     Common Stock:  551812100
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ITEM 3.

     Not applicable
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-----------------------                                        ----------------
CUSIP No. 551812100                      13G                      Page 4 of 5
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ITEM 4.  OWNERSHIP.

     If the percent of the class owned as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)
(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:

               Not applicable

     (b)  Percent of Class:

               Not applicable

     (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                              Not applicable

               (ii)  Shared power to vote or to direct the vote:

                              Not applicable

               (iii) Sole power to dispose or to direct the disposition of:

                              Not applicable

               (iv)  Shared power to dispose or to direct the disposition of:

                              Not applicable

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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CUSIP No. 551812100                      13G                      Page 5 of 5
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable
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ITEM 10.  CERTIFICATION.

     Not applicable
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   CHIRON CORPORATION



Date: February 12, 1998             By:  /s/William G. Green
                                      --------------------------------------
                                             Signature


                                   William G. Green, Senior Vice President,
                                   Secretary and General Counsel
                                   -----------------------------------------
                                             Name/Title

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